UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2006

WGNB CORP.
(Exact name of registrant as specified in its charter)

GEORGIA	000-30805	58-1640130
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 Maple Street
Carrollton, Georgia 30117
(Address of Principal
Executive Offices)

(770) 832-3557
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 11, 2006, WGNB Corp. (the “Company”) and West Georgia National Bank (the “Bank”), the Company’s wholly-owned subsidiary, entered into a new Employment Agreement with B. Lipham, III which is to be effective as of May 9, 2006. As a result of his Employment Agreement, Mr. Lipham will continue to serve as President and Interim Chief Executive Officer of the Bank and as Interim President and Interim Chief Executive Officer of the Company. The Employment Agreement provides for an initial term of one year with automatic renewals for additional terms of one year each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term.

Mr. Lipham’s Employment Agreement provides for an annual base salary of $180,000 per year. The Executive Compensation and Management Succession Committee of the Board of Directors (the “Compensation Committee”) is to review this salary each year and, subject to the approval of the Board, may increase the salary for Mr. Lipham in its sole discretion taking into consideration his individual performance as well as the Bank’s and Company’s performance. Pursuant to the Employment Agreement, Mr. Lipham shall be eligible to participate in any annual short-term, long-term incentive and annual profit-sharing programs as well as other employee benefit programs generally available to other executive officers of the Bank. The Employment Agreement also provides for a monthly automobile cash allowance and payment of membership fees for various civic clubs and other organizations as approved by the Compensation Committee consistent with past practices.

The Employment Agreement provides for severance benefits in certain instances, including severance benefits equal to the greater of (i) Mr. Lipham’s base salary, target bonus and profit sharing bonus for the remainder of Mr. Lipham’s employment term or (ii) one and one-half times his annual base salary, target bonus and profit sharing bonus based on Mr. Lipham’s current base salary at the time of his termination, in the event Mr. Lipham’s employment is terminated by the Bank “without cause” or by the executive “with good reason” (each as defined in the Employment Agreement), together with fully-paid health insurance benefits for eighteen months. If Mr. Lipham is employed on the date a “change in control” occurs or is terminated without cause in the twelve month period immediately preceding a “change in control” (as defined in the Employment Agreement), he would also be entitled to severance pay as a result. In such instance, Mr. Lipham would be entitled to an amount equal to two times his annual base salary (based on the greater of his base salary on the termination date or his base salary for the fiscal year immediately preceding the date of the change in control) plus two times his bonus and profit sharing bonus earned for the fiscal year which ended immediately preceding the termination date or date of the change in control.

The severance payments referenced above are payable in lump sum, subject only to the execution by the executive of a general release in favor of the Bank and the Company. The Employment Agreement also contains certain confidentiality, non-competition and non-solicitation provisions.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreements.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Employment Agreement dated July 11, 2006, between H.B. Lipham, III, WGNB Corp. and West Georgia National Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WGNB CORP.

Date: July 17, 2006	By:	/s/ Steven J. Haack
Steven J. Haack
Treasurer (Principal Financial Officer)